Exhibit 99.1

NATURAL RESOURCES USA CORPORATION
ANNOUNCES RESULTS FOR
SIX MONTH PERIOD ENDED DECEMBER 31, 2010

RIFLE, Colo., April 4, 2011 - Natural Resources USA Corporation, (Symbol: NTRC), announced its six month transition period results this week due to a change in fiscal year end from June 30 to December 31 in late 2010.

The Transition Report on Form 10-KT filed with the SEC last week includes its audited financial results for the six month period ended December 31, 2010.

The Company reported:

•
Revenues during the six months ended December 31, 2010 were $12,924,583 compared with $10,428,949 during the six months ended December 31, 2009, an increase of 23.9%.  The improved result was based on sales of 65,820 tons compared with 49,151 tons in the prior period.

•	Gross profit increased to $5,650,244 from $4,175,412 in the prior period, an increase of 35.3%.
•	Net income increased to $4,788,202 from $447,081 in the prior period.

“The Company is in excellent operational and financial health and we are continuing to work on building all areas of the business.” said Mr. Gunn, the Company’s Chairman and CEO.

On March 15, 2011, Sentient USA Resources Fund, L.P. (“SURF”) transferred all of its shares of common stock of Natural Resources (equal to 334,074,381 shares or 94.8% of the outstanding shares of common stock of the Company) and its limited right to subscribe for an additional 5,500,000 shares to Green SEA Resources Inc. (“GSR”), a Canadian private company majority owned and controlled by SURF, in exchange for shares of common stock of GSR.

Further details can be found in the Form 10-KT available on the company’s website, www.naturalresourcescorp.com, at SEC filings.

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Forward Looking Statement

This report contains various statements using the terms “may”, “expect to”, and other terms denoting future possibilities.  They are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  We cannot guarantee the accuracy of these statements as they are subject to a variety of risks beyond our ability to predict or control.  These risks may cause actual results to differ materially from the projections or estimates contained in this report.  These risks are discussed in our annual reports filed with the Securities and Exchange Commission.